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Exhibit 99.1

CONTACT: Bill Perfitt Tel: +44 (0) 1642 834693

HUNTSMAN TO PROCEED WITH CONSTRUCTION OF
WORLD'S LARGEST POLYETHYLENE PLANT

        Wilton, Teesside, UK—Huntsman President and Chief Executive Officer Peter R. Huntsman today announced the go-ahead for plans to build the world's largest low density polyethylene (LDPE) manufacturing facility, on Teesside in the UK. The announcement was also made simultaneously in London by UK Secretary of State for Trade and Industry, Patricia Hewitt, MP

        The 400,000 tonnes per year plant, Huntsman's first venture into the growing European polyethylene market, will be built at the Wilton International site at a cost of around £200 million. The company anticipates the main plant will cost approximately £180 million with a further £20 million covering logistics and infrastructure.

        It will create 117 permanent jobs and help underpin the future of the Huntsman Cracker facility at Wilton and will also help to sustain a further 747 Huntsman and contractor jobs at the company's Aromatics business at North Tees and Wilton.

        Subject to the signing of a technology license agreement, the company expects to begin construction in 2005, with the plant being operational in the third quarter of 2007.

        Huntsman's decision to move ahead with the new facility is due in large part to a grant of £16.5 million ($30 million) under the Regional Selective Assistance (RSA) scheme from the UK Government, via the Department of Trade and Industry.

        Mr. Huntsman commented: "Teesside is one of the most important of our global locations and we are delighted that we will now enhance our presence here with this large, world class polyethylene facility. It is good news for Huntsman, for the economy of the NorthEast and for the UK as a whole. We have worked hard to make it a reality and the faith and confidence of the UK Government has been very important to the process.

        "I would like to thank the Right Honourable Patricia Hewitt, MP, for the support of the UK Government and the Department of Trade and Industry in helping us to secure this grant, which has been a crucial factor in turning this project into a reality.

        "And I would especially like to pay personal tribute to all those who have helped in gaining us Government support, particularly our local MPs, Vera Baird and Ashok Kumar, One NorthEast, Redcar & Cleveland Council, Tees Valley Regeneration and our Trades Unions," added Mr Huntsman.

        Patricia Hewitt, MP, Secretary of State for Trade and Industry, said: "It is vitally important to the country that we maintain a strong manufacturing sector and I'm sure this project will encourage others that the UK is a great place to invest for the future.

        "This is an important project that will have a major impact on the chemical industry and the UK economy both locally and nationally," she added.

        Alan Clarke, One NorthEast Chief Executive, said: "This investment by Huntsman is fantastic news, not just for the Tees Valley, but for the whole of the North East. The state-of-the-art new polyethylene plant will create more than 100 new jobs, and will also safeguard over 700 others in the regional chemical industry, offering a bright future to so many valuable, skilled workers."

        He added: "The importance of the chemical industry to the North East cannot be underestimated—our region boasts a world class chemicals sector, which contributes hugely to regional and national GDP."

        Neil Etherington, Strategic Investment & Marketing Director, Tees Valley Regeneration, commented: "This really is terrific news and has been well worth waiting for. This investment will be the glue that secures the whole of our petrochemical complex and sends a very strong message to the rest of the world that we offer a competitive and world class product.

        "The significance of this project is enormous and far-reaching, and in many respects this success reflects both the faith that Huntsman has in our area—and the faith Tees Valley Regeneration has in Huntsman," added Mr Etherington.

        The total UK market demand for LDPE is currently around 500,000 tonnes per year, with approximately another five million tonnes used annually in Europe. The new Huntsman facility will significantly reduce the UK's need to import material to meet its low-density requirements, and will help turn the country into a net exporter of the product. It is anticipated that product from the new plant will be used primarily in packaging applications.

        The new plant also will be an important consumer of the ethylene made at Huntsman's Cracker manufacturing facility at Wilton, thereby underpinning the future of this key plant for the foreseeable future.

        The combined Huntsman companies constitute the world's largest privately held chemical company. The operating companies manufacture basic products for a variety of global industries including chemicals, plastics, automotive, aviation, footwear, paints and coatings, construction, technology, agriculture, health care, textiles, detergent, personal care, furniture, appliances and packaging.

        Originally known for pioneering innovations in packaging, and later, rapid and integrated growth in petrochemicals, Huntsman-held companies today have more than 15,000 employees, operations in 30 countries and annual revenues of approximately $9.5 billion.

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HUNTSMAN TO PROCEED WITH CONSTRUCTION OF WORLD'S LARGEST POLYETHYLENE PLANT